Exhibit 99.1

Cadre Holdings Reports Fourth Quarter and Full Year 2024 Financial Results

Achieved Annual Net Sales of $568 Million, Gross Margin of 41.1% and Net Income of $36 Million

Generated Record Annual Adjusted EBITDA and Adjusted EBITDA Margin for Second Consecutive Year

Expects Full Year 2025 Net Sales of $572 to $601 Million and Adjusted EBITDA of $105 to $115 Million

JACKSONVILLE, Fla., March 11, 2025 – Cadre Holdings, Inc. (NYSE: CDRE) (“Cadre” or “Company”), a global leader in the manufacturing and distribution of safety equipment and other related products for the law enforcement, first responder, military and nuclear markets, announced today its consolidated operating results for the quarter and year ended December 31, 2024.

●	Net sales of $176.0 million for the fourth quarter; net sales of $567.6 million for the year ended December 31, 2024.
●	Gross profit margin of 43.9% for the fourth quarter; gross profit margin of 41.1% for the year ended December 31, 2024.
●	Net income of $13.0 million, or $0.32 per diluted share, for the fourth quarter; net income of $36.1 million, or $0.90 per diluted share, for the year ended December 31, 2024.
●	Adjusted EBITDA of $38.5 million for the fourth quarter; Adjusted EBITDA of $104.8 million for the year ended December 31, 2024.
●	Adjusted EBITDA margin of 21.9% for the fourth quarter; Adjusted EBITDA margin of 18.5% for the year ended December 31, 2024.
●	Declared quarterly cash dividend of $0.095 per share in January 2025. On an annualized basis, this dividend represents an increase of $0.03 per share, or 8.6% per share, over the previous annualized dividend of $0.35 per share.

“2024 was another record year, as our teams continued to leverage the Cadre operating model and capitalize on positive demand trends for our best-in-class, mission-critical safety equipment,” said Warren Kanders, CEO and Chairman. “We delivered our full-year guidance of double-digit revenue and adjusted EBITDA growth, driven by high-level execution in Q4, which represented Cadre’s best quarter of financial results as a public company. We achieved significantly higher net sales and adjusted EBITDA, while expanding full year adjusted EBITDA margins 70 basis points year-over-year.”

Mr. Kanders added, “We’ve carried this momentum forward into 2025 and are pleased to have agreed to acquire multiple leading nuclear safety brands, as announced in January. The acquisition of the Engineering Division from Carr’s Group accomplishes multiple key objectives for Cadre, which includes adding scale to our nuclear vertical, growing our international footprint and expanding our nuclear TAM with entry into automation, robotics and nuclear medicine. We continue to evaluate a robust pipeline of additional M&A opportunities consistent with our highly selective key criteria focused on companies with strong margins, leading and defensible market positions, as well as recurring revenues and cash flows.”

Mr. Kanders concluded, “Cadre has established a track record of consistent and stable growth through cycles, and we continue to see a commitment globally to prioritizing public safety and ensuring those who protect and serve us are equipped with the most secure and reliable products. Moving forward, we believe Cadre is ideally positioned to further expand our leadership positions in safety markets, including the nuclear market, and build value for customers and shareholders. While there are a number of uncertainties in the current operating environment, we are confident in Cadre’s long-term outlook and remain focused on taking advantage of both organic and inorganic opportunities ahead.”

Fourth Quarter and Year-End 2024 Operating Results

For the quarter ended December 31, 2024, Cadre generated net sales of $176.0 million, as compared to $124.6 million for the quarter ended December 31, 2023, primarily as a result of recent acquisitions and strong shipments for Armor and Duty Gear.

For the year ended December 31, 2024, Cadre generated net sales of $567.6 million, as compared to $482.5 million for the year ended December 31, 2023, primarily as a result of recent acquisitions and higher demand for armor, duty gear products, and hard goods.

For the quarter ended December 31, 2024, Cadre generated gross profit of $77.2 million, as compared to $49.8 million for the quarter ended December 31, 2023. For the year ended December 31, 2024, Cadre generated gross profit of $233.5 million, as compared to $200.7 million for the prior year period.

Gross profit margin was 43.9% for the quarter ended December 31, 2024, as compared to 39.9% for the quarter ended December 31, 2023, mainly driven by volume leverage on higher shipments. Gross profit margin was 41.1% for the year ended December 31, 2024, as compared to 41.6% for the prior year period.

Net income was $13.0 million for the quarter ended December 31, 2024, as compared to net income of $9.6 million for the quarter ended December 31, 2023, primarily as a result of increased gross profit year over year.

Net income was $36.1 million for the year ended December 31, 2024, as compared to net income of $38.6 million for the prior year period, primarily as a result of an increase in selling, general and administrative expenses from acquisitions, acquisition related costs, higher interest expense and lower productivity, partially offset by favorable pricing and increased volume.

Cadre generated $38.5 million of Adjusted EBITDA for the quarter ended December 31, 2024, as compared to $20.7 million for the quarter ended December 31, 2023. Adjusted EBITDA margin was 21.9% for the quarter ended December 31, 2024, as compared to 16.6% for the prior year period.

Cadre generated $104.8 million of Adjusted EBITDA for the year ended December 31, 2024, as compared to $85.8 million for the prior period. Adjusted EBITDA margin was 18.5% for the year ended December 31, 2023, as compared to 17.8% for the prior year period.

Product segment gross margin was 45.4% and 42.2% for the fourth quarter and full year 2024, respectively, compared to 40.7% and 43.1% for the prior year periods.

Distribution segment gross margin was 21.8% and 22.5% for the fourth quarter and full year 2024, respectively, compared to 23.9% and 23.5% for the prior year periods.

Liquidity, Cash Flows and Capital Allocation

●	Cash and cash equivalents increased by $37.2 million from $87.7 million as of December 31, 2023 to $124.9 million as of December 31, 2024.
●	Total debt increased by $83.1 million from $140.1 million as of December 31, 2023 to $223.2 million as of December 31, 2024.
●	Net debt (total debt net of cash and cash equivalents) increased by $45.8 million from $52.4 million as of December 31, 2023 to $98.3 million as of December 31, 2024.
●	Capital expenditures totaled $1.4 million for the fourth quarter and $5.8 million for the year ended December 31, 2024, compared with $2.7 million for the fourth quarter and $7.0 million for the year ended December 31, 2023.

Expansion of Credit Facilities

On December 23, 2024 Cadre announced the closing of a new credit agreement that provides senior secured credit facilities of up to $590 million and matures in five years. The financing consists of a five-year undrawn revolving credit facility of $175 million, a five-year term loan facility of $225 million, as well as two delayed draw term loans of up to $115 million and $75 million, respectively (collectively, the “Credit Facilities”). The revolving credit facility and $225 million term loan are expected to be used for working capital and general corporate purposes, as well as to refinance existing outstanding debt. Subject to the conditions contained in the Credit Facilities, the $115 million delayed draw term loan is available to the Company for six months from the closing of the facilities to support current acquisition activity, while the $75 million delayed draw term facility is available to the Company for eighteen months from the closing to support future opportunities. The $75 million delayed draw term facility is also available for general corporate purposes. Combined with $124.9 million of cash and cash equivalents as of December 31, 2024, this provides Cadre with $489.9 million of capital to pursue its growth objectives.

Acquisition of Carr’s Engineering Division

On January 15, 2025, Cadre announced it has entered into a definitive agreement to acquire Carr's Engineering Limited (excluding Chirton Engineering) and Carr's Engineering (US), Inc. (together the “Engineering Division”), each a subsidiary of Carr’s Group plc (“Carr’s Group”), for an enterprise value of £75 million payable in cash at completion. The Engineering Division is comprised of industry-leading brands including Wälischmiller GmbH, CarrsMSM, Bendalls Engineering, NW Total Engineered Solutions, and NuVision Engineering, Inc. With sites in the United Kingdom, Germany and the United States, the Engineering Division designs, manufactures and services equipment, vessels, precision components and remote handling systems for nuclear end-markets. The brands within the Engineering Division are highly complementary to Cadre’s nuclear safety business and, upon closing, will both expand the Company’s presence in international markets and provide entry into new product categories within the nuclear market segment.

Increased Dividend

On January 21, 2025, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.095 per share, or $0.38 per share on an annualized basis, which represents an increase of $0.03 per share, or 8.6% per share, over the previous annualized dividend of $0.35 per share. Cadre's dividend payment was made on February 14, 2025 to shareholders of record as of the close of business on the record date of January 31, 2025. The declaration of any future dividend is subject to the discretion of the Company's Board of Directors.

2025 Outlook

For the full year 2025, Cadre expects to generate net sales in the range of $572 million to $601 million and Adjusted EBITDA in the range of $105 million and $115 million. We expect capital expenditures to be in the range of $7 million to $9 million. This guidance does not include any impact from the recently announced or implemented U.S. tariffs. Cadre has not provided net income guidance due to the inherent difficulty of forecasting certain types of expenses and gains, which affect net income but not Adjusted EBITDA. Therefore, we do not provide a reconciliation of Adjusted EBITDA guidance to net income guidance.

Conference Call

Management will host a conference call on Wednesday, March 12, 2025, at 10:00 a.m. EST to discuss the latest corporate developments and financial results. The dial-in number for callers in the US is (800)-715-9871 and the dial-in number for international callers is 646-307-1963. The access code for all callers is 3272793. A live webcast will also be available on the Company’s website at https://www.cadre-holdings.com/.

A replay of the call will be available through March 26, 2025. To access the replay, please dial 800-770-2030 in the U.S. or +1-609-800-9909 if outside the U.S., and then enter the access code 3272793.

About Cadre

Headquartered in Jacksonville, Florida, Cadre is a global leader in the manufacturing and distribution of safety products. Cadre's equipment provides critical protection to allow users to safely and securely perform their duties and protect those around them in hazardous or life-threatening situations. The Company's core products include body armor, explosive ordnance disposal equipment, duty gear and nuclear safety products. Our highly engineered products are utilized in over 100 countries by federal, state and local law enforcement, fire and rescue professionals, explosive ordnance disposal teams, and emergency medical technicians. Our key brands include Safariland® and Med-Eng®, amongst others.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The press release contains the non-GAAP measures: (i) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), (ii) adjusted EBITDA and (iii) adjusted EBITDA margin. The Company believes the presentation of these non-GAAP measures provides useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. We do not provide a reconciliation of the non-GAAP guidance measure Adjusted EBITDA for the fiscal year 2025 to net income for the fiscal year 2025, the most comparable GAAP financial measure, due to the inherent difficulty of forecasting certain types of expenses and gains, without unreasonable effort, which affect net income but not Adjusted EBITDA. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this press release, include, but are not limited to, those risks and uncertainties more fully described from time to time in the Company's public reports filed with the Securities and Exchange Commission, including under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward- looking statements to reflect events or circumstances after the date of this press release.

Contact:

Gray Hudkins

Cadre Holdings, Inc.

203-550-7148

gray.hudkins@cadre-holdings.com

Investor Relations:

The IGB Group

Leon Berman / Matt Berkowitz

212-477-8438 / 212-227-7098

CADRE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$124,933	$87,691
Accounts receivable, net	93,523	58,360
Inventories	82,351	80,976
Prepaid expenses	19,027	11,930
Other current assets	7,737	6,886
Total current assets	327,571	245,843
Property and equipment, net	45,243	44,647
Operating lease assets	15,454	6,554
Deferred tax assets, net	4,552	4,004
Intangible assets, net	107,544	43,472
Goodwill	148,157	81,667
Other assets	4,192	4,992
Total assets	$652,713	$431,179

Liabilities, Mezzanine Equity and Shareholders' Equity
Current liabilities
Accounts payable	$29,644	$28,418
Accrued liabilities	46,413	44,524
Income tax payable	6,693	9,944
Current portion of long-term debt	11,375	12,320
Total current liabilities	94,125	95,206
Long-term debt	211,830	127,812
Long-term operating lease liabilities	10,733	3,186
Deferred tax liabilities	18,758	4,843
Other liabilities	5,752	2,970
Total liabilities	341,198	234,017

Mezzanine equity
Preferred stock ($0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2024 and December 31, 2023)	—	—

Shareholders' equity
Common stock ($0.0001 par value, 190,000,000 shares authorized, 40,607,988 and 37,587,436 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively)	4	4
Additional paid-in capital	306,821	212,630
Accumulated other comprehensive (loss) income	(1,389)	634
Accumulated earnings (deficit)	6,079	(16,106)
Total shareholders’ equity	311,515	197,162
Total liabilities, mezzanine equity and shareholders' equity	$652,713	$431,179

CADRE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$175,984	$124,583	$567,561	$482,532
Cost of goods sold	98,797	74,825	334,080	281,806
Gross profit	77,187	49,758	233,481	200,726
Operating expenses
Selling, general and administrative	45,046	34,904	158,323	140,519
Restructuring and transaction costs	2,386	1,060	6,007	2,192
Related party expense	352	1,117	2,390	1,496
Total operating expenses	47,784	37,081	166,720	144,207
Operating income	29,403	12,677	66,761	56,519
Other expense
Interest expense	(2,191)	(804)	(7,822)	(4,531)
Other (expense) income, net	(4,496)	541	(4,721)	936
Total other expense, net	(6,687)	(263)	(12,543)	(3,595)
Income before provision for income taxes	22,716	12,414	54,218	52,924
Provision for income taxes	(9,733)	(2,820)	(18,085)	(14,283)
Net income	$12,983	$9,594	$36,133	$38,641

Net income per share:
Basic	$0.32	$0.26	$0.90	$1.03
Diluted	$0.32	$0.25	$0.90	$1.02
Weighted average shares outstanding:
Basic	40,607,988	37,586,756	39,945,982	37,533,818
Diluted	40,977,622	38,125,787	40,332,042	37,920,488

CADRE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Year Ended December 31,
	2024	2023	2022
Cash Flows From Operating Activities:
Net income	$36,133	$38,641	$5,820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,420	15,737	15,651
Amortization of original issue discount and debt issue costs	1,109	479	740
Amortization of inventory step-up	3,858	—	4,255
Deferred income taxes	(2,064)	(210)	(1,087)
Stock-based compensation	8,369	9,368	31,858
Remeasurement of contingent consideration	1,185	—	—
Provision for losses on accounts receivable	764	66	417
Unrealized foreign exchange transaction loss (gain)	1,880	(602)	1,517
Other loss (gain)	496	(381)	(170)
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable	(24,902)	6,602	(11,536)
Inventories	10,019	(10,223)	1,162
Prepaid expenses and other assets	(5,866)	(302)	(7,711)
Accounts payable and other liabilities	(15,624)	14,034	5,493
Net cash provided by operating activities	31,777	73,209	46,409
Cash Flows From Investing Activities:
Purchase of property and equipment	(5,668)	(6,727)	(4,494)
Proceeds from disposition of property and equipment	55	207	411
Business acquisitions, net of cash acquired	(141,813)	—	(55,543)
Net cash used in investing activities	(147,426)	(6,520)	(59,626)
Cash Flows From Financing Activities:
Proceeds from revolving credit facilities	5,500	—	43,000
Principal payments on revolving credit facilities	(5,500)	—	(43,000)
Proceeds from term loans	129,422	—	—
Principal payments on term loans	(43,334)	(10,000)	(10,116)
Proceeds from insurance premium financing	—	3,949	3,989
Principal payments on insurance premium financing	(2,187)	(3,973)	(4,952)
Payments for debt issuance costs	(3,105)	—	—
Taxes paid in connection with employee stock transactions	(5,311)	(2,725)	(6,300)
Proceeds from secondary offering, net of underwriter discounts	91,776	—	56,329
Deferred offering costs	(683)	—	(2,953)
Dividends distributed	(13,948)	(12,006)	(11,509)
Other	37	33	(25)
Net cash provided by (used in) financing activities	152,667	(24,722)	24,463
Effect of foreign exchange rates on cash and cash equivalents	224	438	183
Change in cash and cash equivalents	37,242	42,405	11,429
Cash and cash equivalents, beginning of period	87,691	45,286	33,857
Cash and cash equivalents, end of period	$124,933	$87,691	$45,286
Supplemental Disclosure of Cash Flows Information:
Cash paid for income taxes, net	$24,207	$8,729	$1,395
Cash paid for interest	$14,431	$10,090	$6,109
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Accruals and accounts payable for capital expenditures	$176	$234	$172
Accruals and accounts payable for debt issuance costs	$166	$—	$—

CADRE HOLDINGS, INC.

SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Three Months Ended December 31, 2024
			Reconciling
	Product	Distribution	Items(1)	Total
Net sales	$153,913	$33,782	$(11,711)	$175,984
Cost of goods sold	84,093	26,415	(11,711)	98,797
Gross profit	$69,820	$7,367	$—	$77,187

	Three Months Ended December 31, 2023
			Reconciling
	Product	Distribution	Items(1)	Total
Net sales	$105,768	$27,777	$(8,962)	$124,583
Cost of goods sold	62,733	21,135	(9,043)	74,825
Gross profit	$43,035	$6,642	$81	$49,758

	Year Ended December 31, 2024
			Reconciling
	Product	Distribution	Items(1)	Total
Net sales	$497,624	$105,397	$(35,460)	$567,561
Cost of goods sold	287,864	81,631	(35,415)	334,080
Gross profit	$209,760	$23,766	$(45)	$233,481

	Year Ended December 31, 2023
			Reconciling
	Product	Distribution	Items(1)	Total
Net sales	$410,825	$102,371	$(30,664)	$482,532
Cost of goods sold	233,937	78,335	(30,466)	281,806
Gross profit	$176,888	$24,036	$(198)	$200,726

(1)	Reconciling items consist primarily of intercompany eliminations and items not directly attributable to operating segments.

CADRE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$12,983	$9,594	$36,133	$38,641
Add back:
Depreciation and amortization	4,095	3,352	16,420	15,737
Interest expense	2,191	804	7,822	4,531
Provision for income taxes	9,733	2,820	18,085	14,283
EBITDA	$29,002	$16,570	$78,460	$73,192
Add back:
Restructuring and transaction costs(1)	2,386	2,060	7,757	3,192
Other general income(2)	—	(92)	—	(92)
Other expense (income), net(3)	4,496	(541)	4,721	(936)
Stock-based compensation expense(4)	2,114	2,308	8,369	9,368
Stock-based compensation payroll tax expense(5)	—	14	441	234
LTIP bonus(6)	—	371	49	860
Amortization of inventory step-up(7)	7	—	3,858	—
Contingent consideration expense(8)	500	—	1,185	—
Adjusted EBITDA	$38,505	$20,690	$104,840	$85,818
Adjusted EBITDA margin(9)	21.9%	16.6%	18.5%	17.8%

(1)	Reflects the “Restructuring and transaction costs” line item on our consolidated statements of operations, which primarily includes transaction costs composed of legal and consulting fees. In addition, this line item reflects a $1.8 million fee paid to Kanders & Company, Inc. for services related to the acquisition of Alpha Safety for the year ended December 31, 2024 and a $1.0 million fee paid to Kanders & Company, Inc. for services related to the acquisition of ICOR for the year ended December 31, 2023, which are included in related party expense in the Company’s consolidated statements of operations.
(2)	Reflects gains from long-lived asset sales.
(3)	Reflects the “Other (expense) income, net” line item on our consolidated statements of operations and comprehensive income and primarily includes transaction gains and losses due to fluctuations in foreign currency exchange rates.
(4)	Reflects compensation expense related to equity and liability classified stock-based compensation plans.
(5)	Reflects payroll taxes associated with vested stock-based compensation awards.
(6)	Reflects the cost of a cash-based long-term incentive plan awarded to employees that vests over three years.
(7)	Reflects amortization expense related to the step-up inventory adjustment recorded as a result of our recent acquisitions.
(8)	Reflects contingent consideration expense related to the acquisition of ICOR.
(9)	Reflects Adjusted EBITDA / Net sales for the relevant periods.